EXHIBIT 10.1

CONSENT AND WAIVER

This CONSENT AND WAIVER (this “Waiver”), dated as of February 25, 2021, is entered into by and between CURE Pharmaceutical Holding Corp., a Delaware corporation with offices located at 1620 Beacon Place, Oxnard, California 93033 (the “Company”), and Ionic Ventures, LLC, a California limited liability company with offices located at 3053 Fillmore Street, Suite 256, San Francisco, CA 94123 (the “Investor”).

WHEREAS, the Company and the Investor are parties to that certain Securities Purchase Agreement, dated as of October 30, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), pursuant to which the Investor purchased a Series A Note and a Series B Note (collectively, the “Notes”); and

WHEREAS, the Company desires to issue Common Stock and/or Options to purchase Common Stock to consultants and other service providers of the Company and its Subsidiaries from time to time, and have such issuances treated as issuances of Excluded Securities under the Purchase Agreement and the Notes, and the Investor consents to, and has agreed to waive, in part, certain terms of the Purchase Agreement and the Notes such that issuances of up to 1.5 million shares of Common Stock (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events), in the aggregate, to such consultants and/or other service providers, respectively, shall hereafter be deemed to be Excluded Securities (as defined in each of the Purchase Agreement and the Notes) thereunder.

NOW THEREFORE, in consideration of the mutual conditions and agreements set forth in the Transaction Documents and this Waiver, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Definitions. Capitalized terms used in this Waiver, unless otherwise defined herein, shall have the meaning ascribed to such term in the Purchase Agreement or the Notes, as applicable.

Section 2. Waiver and Consent.

(a) The Investor, as the sole Required Holder, hereby consents to the Consultant Issuances (as defined below) and, solely with respect to the Consultant Issuances and not with respect to any other Dilutive Issuance, that Section 9(e) and 4(k) of the Securities Purchase Agreement and Section 16 and 7(a) of each Note, respectively, shall each be irrevocably waived in part, solely to the extent necessary to cause the definition of “Excluded Securities” as used therein to be deemed to include the Consultant Issuances.

(b) “Consultant Issuance” means an issuance, which does not otherwise constitute an issuance of Excluded Securities, by the Company of Common Stock or Options to purchase Common Stock to consultants or other service providers providing services to the Company or any of its Subsidiaries (and the subsequent issuance of Common Stock upon exercise of such Options); provided that Consultant Issuances shall not exceed, in the aggregate, 1,500,000 shares of Common Stock (as adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions that occur with respect to the Common Stock after the date of this Waiver).

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Section 3. Ratification. Except as expressly modified and superseded by this Waiver, the terms and provisions of the Purchase Agreement and the Notes are ratified and confirmed and shall continue in full force and effect.

Section 4. Disclosure of Transaction. On or before 9:30 a.m., New York time, on the first Business Day after the date of this Waiver, the Company shall disclose (including, but not limited to, filing a Current Report on Form 8-K or dissemination of a press release) all the material terms of the transactions contemplated hereby (the “Cleansing Release”). From and after dissemination of the Cleansing Release, the Company shall have disclosed all material, non-public information (if any) provided to the Investor by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents in connection with the transactions contemplated hereby. In addition, effective upon the dissemination of the Cleansing Release, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Investor or any of its affiliates, on the other hand, relating to the transactions contemplated hereby, shall terminate.

Section 5. Fees. The Company shall promptly reimburse Kelley Drye & Warren, LLP (counsel to the Investor), on demand, a non-accountable amount of $5,000 for the costs and expenses incurred by it in connection with preparing and delivering this Waiver.

Section 6. Incorporation by Reference. Each of Sections 9(a) (Governing Law; Jurisdiction; Jury Trial), 9(b) (Counterparts), 9(d) (Severability; Maximum Payment Amounts), 9(e) (Entire Agreement; Amendments); 9(f) (Notices); 9(g) (Successors and Assigns) 9(j) (Further Assurances) and 9(l) (Construction) of the Purchase Agreement are hereby incorporated herein by reference to refer to this Waiver, mutatis mutandis.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Waiver to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above.

Company:

CURE Pharmaceutical Holding Corp.

By:	/s/ Michael Redard
Name:	Michael Redard
Title:	CFO

Investor:

IONIC VENTURES, LLC

By:	/s/ Brendan O'Neil
Name:	Brendan O'Neil
Title:	Authorized Signatory

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